Exhibit 10.5

FORM OF

TAX RECEIVABLES AGREEMENT

dated as of

[•]

between

MetLife, Inc.

and

Brighthouse Financial, Inc.

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	2

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Transaction Tax Asset Utilization	7

Section 2.02.	Existence of Transaction Tax Assets	7

Section 2.03.	Tax Benefit Schedule	7

Section 2.04.	Procedures, Amendments	7

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01.	Payments	8

Section 3.02.	No Duplicative Payments	9

Section 3.03.	No Excess Payments	9

ARTICLE IV
TERMINATION

Section 4.01.	Termination, Breach of Agreement, Change of Control	9

Section 4.02.	Early Termination Schedule	10

Section 4.03.	Payment upon Early Termination	11

ARTICLE V
LATE PAYMENTS, ETC.

Section 5.01.	Late Payments by Brighthouse	12

Section 5.02.	Compliance with Indebtedness and Applicable Law	12

ARTICLE VI
CONSISTENCY; COOPERATION

Section 6.01.	MetLife’s Participation in Brighthouse Tax Matters	12

Section 6.02.	Consistency	13

Section 6.03.	Cooperation	13

i

ii

This TAX RECEIVABLES AGREEMENT (as amended from time to time, this “Agreement”), is hereby entered into by and between MetLife, Inc., a Delaware corporation (“MetLife”) and Brighthouse Financial, Inc., a Delaware corporation (“Brighthouse”).

RECITALS

WHEREAS, MetLife (as defined above), in the aggregate, holds 100% of the common stock of Brighthouse, directly or indirectly, immediately prior to the closing of the Distribution (as defined below);

WHEREAS, (i) a subsidiary of MetLife, MetLife Reinsurance Company of Vermont (“MRV”) formed MetLife Reinsurance Company of Vermont II (“New MRV”), a Vermont corporation, with minimal capital necessary for its organization and licensed New MRV as a sponsored captive insurance company; (ii) MRV entered into a binding commitment to sell the non-voting preferred stock of New MRV (the “New MRV Preferred Stock”) to MetLife Ireland Treasury D.A.C. (“MetLife Ireland”); (iii) MRV transferred its Protected Cell No. 2 (“MRV Cell 2”) to New MRV in exchange for the voting common stock of New MRV (the “New MRV Common Stock”) and the New MRV Preferred Stock; (iv) MRV converted MRV Cell 2 into a stand-alone captive insurance company pursuant to filing under Vermont law and merged such stand-alone captive insurance company with and into New MRV; (v) MRV sold all of the New MRV Preferred Stock to MetLife Ireland; (vi) MRV distributed the New MRV Common Stock to MetLife; (vii) MetLife contributed the New MRV Common Stock to MetLife Insurance Company USA; and (viii) New MRV was merged with and into Brighthouse Reinsurance Company of Delaware (these steps, the “MRV Cell 2 Transfer”);

WHEREAS, MetLife intends to effect the Distribution;

WHEREAS, after the Distribution, Brighthouse and its Subsidiaries (as defined below) (the “Taxable Entities” and each a “Taxable Entity”) will have the ability to realize tax amortization of certain intangible assets relating to the MRV Cell 2 Transfer, and will have a fair market value basis in all the assets formerly owned by MRV Cell 2 immediately before the MRV Cell 2 Transfer;

WHEREAS, Tax Assets (as defined below) arising from the MRV Cell 2 Transfer (such change in Tax Assets as set forth on Schedule A, as adjusted from time to time as mutually agreed by the parties, the “Transaction Tax Assets”) may reduce the reported liability for Taxes (as defined below) that the Taxable Entities might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Transaction Tax Assets on the reported liability for Taxes of the Taxable Entities; and

WHEREAS, this Agreement is intended to provide payments to MetLife in an amount equal to the Benefit Percentage of the aggregate reduction in the reported liability for Taxes of the Taxable Entities from the utilization of the Transaction Tax Assets.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) agreed to by Brighthouse and MetLife.

“Advisory Firm Report” means (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with the Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Benefit Percentage” means the sum of (i) eighty-five percent (85%) plus (ii) the Deemed State Percentage.

“Board” means the board of directors of Brighthouse.

“Brighthouse” is defined in the preamble of this Agreement.

“Brighthouse Return” means a U.S. federal income tax return of any of the Taxable Entities filed with respect to any Taxable Year.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving Brighthouse or indirectly involving Brighthouse through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity of Brighthouse resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly Brighthouse and all or substantially all of Brighthouse’s assets) is held by the existing Brighthouse equityholders or their Affiliates (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which Brighthouse, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of Brighthouse by a Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) the liquidation or dissolution of Brighthouse.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Default Rate” means LIBOR plus 650 basis points.

“Deemed State Percentage” means one percent (1%).

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Distribution” means the pro rata distribution of at least 80.1% of the stock of Brighthouse by MetLife to the shareholders of MetLife.

“Distribution Tax Separation Agreement” means that certain Tax Separation Agreement between MetLife and Brighthouse governing (among other things) the allocation of pre-Distribution Taxes and the preparation of Tax Returns related thereto.

“Divestiture” means the sale of any Taxable Entity (to other than an Affiliate), other than any such sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.

“Early Complete Termination” is defined in Section 4.01(b) of this Agreement.

“Early Termination Date” means (i) in the event of an Early Complete Termination, sixty calendar days following the date the Early Termination Notice is delivered under Section 4.01(b), (ii) in the event of a breach of this Agreement to which Section 4.01(c) applies, the date of such breach, (iii) in the event of a Change of Control, the effective date of such Change of Control and (iv) in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Event” means (i) an Early Complete Termination, (ii) a breach of this Agreement to which Section 4.01(c) applies and (iii) a Change of Control.

“Early Termination Notice” is defined in Section 4.01(b) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.10 of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by Brighthouse to MetLife under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Material Objection Notice” has the meaning set forth in Section 4.02.

“MetLife” is defined in the preamble of this Agreement.

“MetLife Ireland” is defined in the preamble of this Agreement.

“MRV” is defined in the preamble of the Agreement.

“MRV Cell 2” is defined in the preamble of this Agreement.

“MRV Cell 2 Transfer” is defined in the preamble of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.01(b).

“New MRV” is defined in the preamble of this Agreement.

“New MRV Common Stock” is defined in the preamble of the Agreement.

“New MRV Preferred Stock” is defined in the preamble of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.04(a).

“Other Tax Assets” means any Tax Asset other than a Transaction Tax Asset.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the reduction in the liability for federal income Taxes of a Taxable Entity for such Taxable Year resulting from the Transaction Tax Assets under the Agreement (giving effect to the principles of Section 3.02). If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Ruling 9” has the meaning set forth in Section 2.02 of this Agreement.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Asset” means net operating losses, capital losses, tax basis, and amortization or depreciation deductions with respect to assets (including assets described in Sections 197 and 848) or insurance tax reserves/liabilities.

“Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(a) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the preamble of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending after the date of the Distribution.

“Taxes” means any and all U.S. federal taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” means the U.S. Internal Revenue Service.

“Transaction Tax Assets” has the meaning set forth in the preamble of this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise.

“Transferred Tax Assets” means, in the event of a Divestiture, the Transaction Tax Assets attributable to the Taxable Entity that is sold in such Divestiture to the extent such Transaction Tax Assets are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Transaction Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with Brighthouse or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Taxable Entities will generate an amount of taxable income sufficient to fully utilize the Transaction Tax Assets (in accordance with all applicable limitations) arising in such Taxable Year and future Taxable Years; (ii) the utilization of the Transaction Tax Assets for such Taxable Year and future Taxable Years, will be determined based on the Tax laws in effect on the Early Termination Date; and (iii) the federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code as in effect on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Transaction Tax Asset Utilization. Brighthouse, on the one hand, and MetLife, on the other hand, acknowledge that the Taxable Entities may utilize the Transaction Tax Assets to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay.

Section 2.02. Existence of Transaction Tax Assets. In the event the Taxing Authority does not provide Ruling 9 requested by MetLife in the “Request for Rulings on Significant Issues Related to Section 355”, dated as of September 20, 2016, as supplemented thereafter (“Ruling 9”), MetLife shall use commercially reasonable efforts to obtain, at MetLife’s expense, a written opinion of any law or accounting firm that is nationally recognized as being expert in Tax matters, which opinion concludes with at least a “should” level of confidence that any ruling described above that the Taxing Authority does not provide are nonetheless true and that Taxable Entities will be entitled to take into account the Transaction Tax Assets.

Section 2.03. Tax Benefit Schedule. Within forty-five (45) calendar days after the filing of the Brighthouse Return for any Taxable Year for which there is a Realized Tax Benefit, Brighthouse shall provide to MetLife a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such Taxable Year, (ii) the calculation of any payment to be made to MetLife pursuant to Article III with respect to such Taxable Year, and (iii) all requested supporting information pursuant to Section 2.04(a) of this Agreement reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(a)).

Section 2.04. Procedures, Amendments.

(a) Procedure. Whenever Brighthouse delivers to MetLife an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), and including any Early Termination Schedule or amended Early Termination Schedule, Brighthouse shall also (x) deliver to MetLife any schedules, valuation reports, and work papers providing reasonable detail regarding the preparation of the Schedule or an Advisory Firm Report with respect to such Schedule and (y) allow MetLife and its advisors reasonable access at no cost to the appropriate representatives at each of Brighthouse and/or the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties on the thirtieth (30th) calendar day after MetLife receives any Schedule or amendment thereto, unless the Parties agree to an extension in connection with MetLife’s review, or MetLife provides Brighthouse with notice prior to such thirtieth (30th) calendar day after receipt of such Schedule of a material objection, made in good faith, to such Schedule (an “Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days of receipt by Brighthouse of such Objection Notice, Brighthouse and MetLife shall employ the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Brighthouse (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to MetLife, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. Brighthouse shall provide any Amended Schedule to MetLife within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.04(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Except as provided in Section 5.02, within five Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.04(a), Brighthouse shall pay to MetLife the Tax Benefit for such Taxable Year determined pursuant to Section 3.01(b) (the “Tax Benefit Payment”). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by MetLife to Brighthouse or as otherwise agreed by Brighthouse and MetLife. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b) The “Tax Benefit” means an amount, not less than zero, equal to the Benefit Percentage of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” with respect to a Taxable Year shall equal (i) the Taxable Entities’ Realized Tax Benefit, if any, required to be reflected on the Tax Benefit Schedule for such Taxable Year, plus (ii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on an Amended Schedule over the Realized Tax Benefit reflected on the original Tax Benefit Schedule, minus (iii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on the original Tax Benefit Schedule over the Realized Tax Benefit reflected on the Amended Schedule for such prior Taxable Year; provided, however, that to the extent any of the adjustments described in this Section 3.01(b)(ii) or (iii) was reflected in the calculation of the Tax Benefit Payment for any Taxable Year, such adjustments shall not be taken into account in determining the Net Tax Benefit for any subsequent Taxable Year; and provided, further, that for the avoidance of doubt, MetLife shall not be required to return any portion of any previously made Tax Benefit Payment other than pursuant to Section 3.03. The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Brighthouse Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that the Benefit Percentage of the Taxable Entities’ Realized Tax Benefit for all Taxable Years in which a Brighthouse Tax Return is filed be paid to MetLife pursuant to this Agreement. Such amount shall be determined using a “with and without” methodology, and, for the avoidance of doubt, the calculation of the Realized Tax Benefit shall take into account any tax benefit or detriment to the Taxable Entities arising from the MRV Cell 2 Transfer as shown on Schedule A. Carryovers or carrybacks of any net operating loss or other Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax Asset includes a portion that is attributable to the Transaction Tax Assets and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03. No Excess Payments. In the event there has been a Determination establishing that the transaction described in (i) Ruling 9 or (ii) the tax opinion described in Section 2.02 does not result in adjustment to fair market value of the tax basis of the assets of MRV Cell 2 (as such term is used in Ruling 9) as of the date of such transaction and accordingly, a Taxable Entity is not entitled to a Realized Tax Benefit with respect to a Taxable Year then to the extent that, as a result of such Determination, the amount that Brighthouse has actually paid to MetLife under this Agreement as of the date of the Determination exceeds the total amount Brighthouse would be required to pay to MetLife for all prior periods and all future periods if the Tax Benefit Payments had always been computed in accordance with such Determination and using the Valuation Assumptions, then (i) MetLife shall return such excess to Brighthouse, with interest from the relevant date of payments computed at the Agreed Rate, and (ii) this Agreement shall terminate pursuant to the provisions of Section 4.01(a).

ARTICLE IV

TERMINATION

Section 4.01. Termination, Breach of Agreement, Change of Control.

(a) This Agreement shall terminate at the time that there is no potential for any future Tax Benefit Payments to be made to MetLife under this Agreement.

(b) Early Complete Termination. Except as provided in Section 5.02, Brighthouse may elect to terminate this Agreement (an “Early Complete Termination”) by (i) delivering to MetLife notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to MetLife (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by Brighthouse and MetLife as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice. In the event of an Early Complete Termination, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions (substituting references to the date of such Early Termination Notice for references to the Early Termination Date in the definition of Valuation Assumptions).

(c) Breach. In the event that Brighthouse breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and Brighthouse shall pay to MetLife (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by Brighthouse and MetLife as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing in the event that Brighthouse breaches this Agreement, MetLife shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. The parties agree that, subject to Section 5.02, the failure to make any payment pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement. Notwithstanding the foregoing, it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due, provided that in the event that payment is not made within three months of the date such payment is due, MetLife) shall be required to give written notice to Brighthouse that Brighthouse has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to Brighthouse, Brighthouse shall no longer be deemed to be in material breach of its obligations under this Agreement.

(d) Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and Brighthouse shall pay to MetLife (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by Brighthouse and MetLife as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.

(e) Divestiture Acceleration Payment. In the event of a Divestiture, Brighthouse shall pay to MetLife the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

Section 4.02. Early Termination Schedule. In the event of a Change of Control or a Divestiture or if Brighthouse chooses to exercise its right of early termination, Brighthouse shall deliver to MetLife no later than sixty calendar days prior to such Change of Control or Divestiture, as applicable, and in the case of an Early Complete Termination, contemporaneously with the Early Termination Notice, a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required or requested pursuant to the first sentence of Section 2.02 and the calculation of the Early Termination Payment or the Divestiture Acceleration Payment, respectively, utilizing the Valuation Assumptions. The Early Termination Schedule shall become final and binding on all parties unless MetLife, within thirty calendar days after receiving the Early Termination Schedule provides Brighthouse with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such notice within fifteen calendar days after receipt by Brighthouse of the Material Objection Notice, Brighthouse and MetLife shall employ the Reconciliation Procedures.

Section 4.03. Payment upon Early Termination.

(a) Except as provided in Section 5.02, no later than the Early Termination Date, Brighthouse shall pay to MetLife the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.01(b), (c) and (d). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by MetLife or as otherwise agreed by Brighthouse and MetLife.

(b) The “Early Termination Payment,” as of the Early Termination Date (other than an Early Termination Date arising under clause (iv) of the definition thereof) shall equal with respect to MetLife the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by Brighthouse to MetLife beginning from the Early Termination Date assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Transaction Tax Assets resulting from the Change of Control. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Brighthouse Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

(c) The “Divestiture Acceleration Payment,” as of the date of any Divestiture, shall equal with respect to MetLife the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by Brighthouse to MetLife beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Divestiture all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Brighthouse Return with respect to Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01. Late Payments by Brighthouse. The amount of all or any portion of any ITR Payment not made to MetLife when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02. Compliance with Indebtedness and Applicable Law. Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, (a) Brighthouse is not permitted, pursuant to the terms of its outstanding indebtedness, to pay such amounts, (b) (i) Brighthouse does not have the cash on hand to pay such amounts or payment of such amounts would give rise to a material adverse effect, as certified by Brighthouse’s Chief Financial Officer, and (ii) no Subsidiary of Brighthouse is permitted, pursuant to the terms of its outstanding indebtedness or other applicable law, to pay dividends to Brighthouse to allow it to pay such amounts, or (c) payments of such amounts would violate applicable law then, in each case, Brighthouse shall, by notice to MetLife, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If Brighthouse defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. Brighthouse agrees to take commercially reasonable actions to cause its direct and indirect Subsidiaries to pay dividends (including, to the extent commercially reasonable, access any revolving credit facility or other source of liquidity to facilitate the payment of such dividends), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01. MetLife’s Participation in Brighthouse Tax Matters. Except as otherwise provided herein, and subject to the Distribution Tax Separation Agreement, Brighthouse shall have full responsibility for, and sole discretion over, all Tax matters concerning Brighthouse and each Taxable Entity including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that Brighthouse act in good faith in connection with its control of any matter which is reasonably expected to affect MetLife’s rights and obligations under this Agreement. Notwithstanding the foregoing, Brighthouse shall promptly notify MetLife of, and keep MetLife reasonably informed with respect to, the portion of any audit of Brighthouse or any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect MetLife’s rights and obligations under this Agreement, and shall give MetLife reasonable opportunity to provide information and participate in (but, for the avoidance of doubt, not to control) the applicable portion of such audit.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, Brighthouse and MetLife agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payment) in a manner consistent with that specified by Brighthouse in any Schedule required to be provided by or on behalf of Brighthouse or any Taxable Entity under this Agreement and agreed by MetLife. Any dispute concerning such advice shall be subject to the Reconciliation Procedures. In the event the Advisory Firm is replaced with another firm acceptable to Brighthouse and MetLife pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or Brighthouse and MetLife agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of Brighthouse and MetLife shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Brighthouse, to:

Brighthouse Services LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attn: SVP Tax

Copy to:

Brighthouse Services LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attn: General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn:    Tracy Williams

Fax:     (312) 853-7036

If to MetLife, to:

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attn:    SVP Tax Director

Fax:     (212) 578-6542

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attention: General Counsel

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:    Christopher J. Peters

Fax:     (212) 728-9868

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise except as described herein. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, any party and their respective successors and assigns. Notwithstanding the foregoing, either party may assign this Agreement without consent in connection with (a) a merger transaction in which such party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such party’s assets, or (b) the sale of all or substantially all of such party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning party under this Agreement, and the assigning party provides written notice and evidence of such assignment and assumption to the non-assigning party. No assignment permitted by this Section 7.04 shall release the assigning party from liability for the full performance of its obligations under this Agreement.

Section 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.07. Amendments; Waivers.

(a) No provision of this Agreement may be amended unless such amendment is approved in writing by Brighthouse and MetLife. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Brighthouse shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Brighthouse, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Brighthouse would be required to perform if no such succession had taken place.

Section 7.08. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.09. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), Brighthouse may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), MetLife (i) expressly consents to the application of paragraph (c) of this Section 7.09 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints Brighthouse as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise MetLife of any such service of process, shall be deemed in every respect effective service of process upon MetLife in any such action or proceeding.

(c) (i) METLIFE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.09, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.09 and such parties agree not to plead or claim the same.

Section 7.10. Reconciliation. In the event that Brighthouse and MetLife are unable to resolve a disagreement with respect to the matters governed by Section 2.04, Section 4.02 and Section 6.02 within the relevant period designated in this Agreement (or the amount of an Early Termination Payment in the case of a breach to which Section 4.01(c) applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Brighthouse or MetLife or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Brighthouse or the relevant Taxable Entity, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of such Expert or amending any Tax Return shall be borne by Brighthouse, except as provided in the next sentence. Each of Brighthouse and MetLife shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on Brighthouse and MetLife and may be entered and enforced in any court having jurisdiction.

Section 7.11. Treatment of Payments. Except to the extent otherwise required by applicable Tax law, Brighthouse and MetLife agree that (i) any payment payable pursuant to this Agreement shall be treated as if it occurred immediately prior to the Distribution and shall be treated as being distributed pursuant to the plan of reorganization that includes the Distribution and (ii) shall not be subject to any U.S. federal income tax withholdings under applicable Tax law as of the date hereof. In the event of a change in applicable Tax law that results in a non-creditable withholding tax, the parties agree to renegotiate the terms of this Agreement in good faith to minimize the economic effect of any withholding tax.

Section 7.12. Affiliated Corporations; Admission of Brighthouse into a Consolidated Group; Transfers of Corporate Assets.

(a) If Brighthouse is or becomes a parent or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (other than if Brighthouse becomes a member of such a group as a result of Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Brighthouse’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 et seq. of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of Brighthouse’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s length basis with an unrelated third party.

Section 7.13. Confidentiality.

(a) MetLife and each of its assignees acknowledges and agrees that the information of Brighthouse is confidential and, except in the course of performing any duties as necessary for Brighthouse and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of Brighthouse acquired pursuant to this Agreement. This Section 7.13 shall not apply to (i) any information that has been made publicly available by Brighthouse or any of its Affiliates becomes public knowledge (except as a result of an act of MetLife in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for MetLife or any of its Affiliates to prepare and file Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.

(b) If MetLife or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, Brighthouse shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Brighthouse or any of its Subsidiaries and the accounts and funds managed by Brighthouse and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures pages follow]

IN WITNESS WHEREOF, Brighthouse and MetLife have duly executed this Agreement as of the date first written above.

METLIFE, INC.

By:
Name:
Title:

BRIGHTHOUSE FINANCIAL, INC.

By:
Name:
Title: